Exhibit (h)(2)

AMENDMENT NO. 1

TO ADMINISTRATION CONTRACT

Thrivent Financial Securities Lending Trust (the “Trust”) hereby agrees that, effective November 1, 2006, Schedule A to the Administration Contract, dated August 25, 2004, between the Trust and Thrivent Financial for Lutherans (the “Contract”) will be amended to reflect a change in the Contract Price, as defined in the Contract.

Revised Schedule A is attached hereto.

THRIVENT FINANCIAL SECURITIES LENDING TRUST

By	/s/ Pamela J. Moret
Pamela J. Moret, President

SCHEDULE A

Trust	Fee
Thrivent Financial Securities Lending Trust	$51,500.00